BDO Dunwoody LLP	600 Park Place
Chartered Accountants	666 Burrard Street
Vancouver, BC, Canada V6C 2X8
Telephone: (604) 688-5421
Telefax: (604) 688-5132
E-mail: vancouver@bdo.ca
www.bdo.ca

EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Gilder Enterprises, Inc.
Vancouver, Canada

We hereby consent to the use in the Prospectus constituting a part of this SB-2 Registration Statement of our report dated June 20, 2003 relating to the consolidated financial statements of Gilder Enterprises, Inc. (the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Dunwoody LLP
BDO Dunwoody LLP

Vancouver, Canada
June 9, 2004

BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario